Exhibit 99.1

THE BRICKMAN GROUP, LTD. REPORTS FIRST QUARTER RESULTS

Gaithersburg, MD – May 11, 2005 - The Brickman Group, Ltd. (“Brickman”), a wholly-owned subsidiary of Brickman Group Holdings, Inc., reported results for the first quarter of 2005. For the three months ended March 31, 2005, Brickman had revenue of $91.9 million, a net loss of $4.5 million and EBITDA of $5.1 million.

The EBITDA of $5.1 million represents an increase of $1.8 million or 53.6% over the first quarter of 2004. This increase was attributable to increases in snow removal and landscape maintenance revenues, and a leveraging of general and administrative expenses. At March 31, 2005, Brickman’s net debt was 2.5 times trailing twelve months EBITDA. This compares to net debt of 3.2 times trailing twelve months EBITDA at March 31, 2004. A calculation of EBITDA and reconciliation of net income (loss) to EBITDA is presented below. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to income from operations as an indicator of Brickman’s operating performance or cash flow as a measure of its liquidity. EBITDA is a measure of operating performance used by investors and analysts. Management also includes EBITDA information because it closely approximates measures contained in financial and other covenants in Brickman’s credit agreement and senior subordinated note indenture.

Brickman’s net loss in the first quarter of 2005 was $4.5 million, a $1.1 million improvement over the first quarter of 2004’s net loss of $5.6 million. In addition to the factors affecting EBITDA described above, amortization expense decreased $0.7 million from the first quarter of 2004. Interest expense was unchanged from the prior year. Average debt outstanding in the first quarter of 2004 was $184.6 million compared to $192.5 million in the first quarter 2004, but the weighted average rate of interest on outstanding debt in the first quarter of 2005 was 10.8% compared to 10.3% in the first quarter of 2003.

First quarter revenues were $91.9 million, an increase of $21.5 million or 30.5% over the same period in 2004. This increase was principally driven by increases in snow removal revenue of $14.7 million or 51.5% and landscape maintenance services revenue of $7.1 million or 19.1%, offset in part by a decrease in design build revenue of $0.3 million or 7.4%. The increase in snow removal revenue was primarily the result of both new sales and more snowfall in many of Brickman’s markets compared to the same period in 2004. The increase in landscape maintenance revenue was primarily the result of new sales.

For the twelve month period ended March 31, 2005, Brickman generated revenue of $405.0 million, gross profit of $126.4 million, net income of $10.3 million, and EBITDA of $69.1 million. Twelve month amounts are unaudited and have been calculated by subtracting the unaudited results for the three month period ended March 31, 2004 from the audited results for the year ended December 31, 2004 and adding the unaudited results for the three month period ended March 31, 2005 to the result.

A reconciliation of net income to EBITDA reported above follows (in millions):

	(Unaudited)
	Three months ended March 31,		Twelve months ended March 31,
	2004	2005	2004	2005
Net income (loss)	$(5.6)	$(4.5)	$1.2	$10.3
Interest expense	5.0	5.0	19.9	19.8
Income taxes (benefit)	(3.8)	(3.0)	0.9	6.8
Depreciation	2.6	3.1	10.3	12.0
Amortization	5.1	4.5	23.5	20.2

EBITDA	$3.3	$5.1	$55.8	$69.1

The ratio of net debt to EBITDA reported above was calculated as follows (in thousands):

	March 31,
	2004	2005
Accrued interest	$5,140	$5,141
Capital lease obligation	439	—
Long-term debt	189,000	183,682

Total debt	194,579	188,823
Less: Cash	15,698	16,748

Net debt	178,881	172,075

Trailing twelve months EBITDA	$55,785	$69,148

Ratio of Net debt to EBITDA	3.2x	2.5x

Brickman’s working capital at March 31, 2005 was $15.4 million compared to working capital of $25.0 million at December 31, 2004. The decrease in working capital resulted from purchases of property and equipment of $6.3 million, a payment of principal on Brickman’s term loan of $1.8 million, and distributions to our parent company, Brickman Group Holdings, Inc., totaling $2.7 million, offset by increases in working capital caused by seasonal factors. The distributions to our parent company consisted of a distribution for debt service totaling $1.9 million, and distributions to fund parent company stock redemptions from terminated employees totaling $0.8 million. There were no borrowings outstanding on Brickman’s $30.0 million revolving credit facility at March 31, 2005. Cash flow from operations for the first three months of 2005 was $16.6 million, an increase of $1.6 million compared to the first three months of 2004. The variance was attributable to improved operations in the first quarter of 2005 compared to the first quarter of 2004. Capital expenditures for the first three months were $6.3 million compared to $4.1 million in the first three months of 2004. The increase in capital expenditures is attributable to new equipment necessary to support strong new sales.

Brickman will host a conference call to discuss the first quarter results on May 12, 2005 at 10:00 AM EST. The call may be accessed by dialing 800-404-8949. The call will be recorded with replay accessible from May 12, 2005 through May 19, 2005 by dialing 800-558-5253, reservation #21245385.

Brickman is one of the nation’s largest providers of commercial landscape maintenance services.

The Brickman Group, Ltd.

Condensed Balance Sheets

(in thousands)

	Unaudited	December 31, 2004	Unaudited
	March 31, 2004		March 31, 2005
Current assets	$62,029	$68,795	$73,537
Property & equipment	27,846	29,982	33,125
Other assets	10,181	9,495	10,516
Intangibles and goodwill	129,850	117,349	113,223

Total assets	$229,906	$225,621	$230,401

Current liabilities, less current maturities	$45,238	$36,664	$51,138
Current maturities of long-term debt	6,424	7,091	7,534

Current liabilities	51,662	43,755	58,672
Long-term debt	183,015	178,364	176,148
Other liabilities	840	3,495	2,733

Total liabilities	235,517	225,614	237,553
Shareholder’s equity(deficit)	(5,611)	7	(7,152)

Total liabilities and shareholder’s equity(deficit)	$229,906	$225,621	$230,401

The Brickman Group, Ltd.

Statements of Operations

(in thousands)

(unaudited)

	Three months ended March 31,		Twelve Months Ended March 31, 2005
	2004	2005
Net service revenues	$70,399	$91,861	$405,042
Cost of services provided	54,390	72,015	278,629

Gross profit	16,009	19,846	126,413
General and administrative expenses	15,277	17,858	69,227
Amortization expense	5,145	4,465	20,189

Income (loss) from operations	(4,413)	(2,477)	36,997
Interest expense	4,963	5,002	19,859

Income (loss) before income taxes	(9,376)	(7,479)	17,138
Income tax provision (benefit)	(3,750)	(2,992)	6,810

Net income (loss)	$(5,626)	$(4,487)	$10,328